Exhibit 4.34

SECOND AMENDMENT TO
THE CONVERTIBLE NOTE PURCHASE AGREEMENT

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*] indicates the redacted confidential portions of this exhibit.

THIS SECOND AMENDMENT TO THE CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Second Amendment”), dated October 10, 2019, is made by and between each of the undersigned parties.

Reference is made to that certain Convertible Note Purchase Agreement, dated July 12, 2019, by and between Uxin Limited (the “Company”) and PacificBridge Asset Management, acting in its capacity as the fund manager of PacificBridge Global Mezzanine 1, PacificBridge Global Mezzanine 2, PacificBridge Overseas Pioneer 1 and PacificBridge Overseas Pioneer 2 (“PacificBridge”) (as amended by the Amendment to the Convertible Note Purchase Agreement, dated August 13, 2019, by and between the Company and PacificBridge, the “Convertible Note Purchase Agreement”).  Capitalized terms used and not defined in this Second Amendment shall have the meanings given to them in the Convertible Note Purchase Agreement, unless the context requires otherwise.

WHEREAS, each of the undersigned, being a party to the Convertible Note Purchase Agreement, desires to effect certain further amendments to the Convertible Note Purchase Agreement; and

WHEREAS, pursuant to Section 7.3 of the Convertible Note Purchase Agreement, the Convertible Note Purchase Agreement may be amended by another agreement in writing executed by the Company and PacificBridge.

NOW, THEREFORE, each of the undersigned agrees to further amend the Convertible Note Purchase Agreement as set forth below.

Section 1.          Definition of “Closing”.  The definition of “Closing” in the Convertible Note Purchase Agreement shall be deleted in its entirety and replaced by the following sentence:

“Closing” with respect to the 10.0% Note or the 11.0% Note, as the case may be, shall have the meaning specified in Section 2.2 of this Agreement.

Section 2.          Definition of “Closing Date”.  The definition of “Closing Date” in the Convertible Note Purchase Agreement shall be deleted in its entirety and replaced by the following sentence:

“Closing Date” shall mean (a) with respect to the 10.0% Note, October 10, 2019 or such other date as the Company and the Fund Manager may mutually agree in writing, or (b) with respect to the 11.0% Note, November 8, 2019 or such other date as the Company and the Fund Manager may mutually agree in writing.

Section 3.          Closing Date.  The last sentence of Section 2.2 to the Convertible Note Purchase Agreement shall be deleted in its entirety and replaced by the following sentence:

The date of the Closing of 10.0% Note will be October 10, 2019 or such other date as the Company and the Fund Manager may mutually agree in writing. The date of the Closing of 11.0% Note will be November 8, 2019 or such other date as the Company and the Fund Manager may mutually agree in writing.

Section 4.          SCHEDULE 1.  Schedule 1 to the Convertible Note Purchase Agreement shall be deleted in its entirety and replaced by the following:

SCHEDULE 1

PURCHASERS AND ALLOCATIONS

[*]

For the avoidance of doubt, the detailed allocations between the Purchasers may be adjusted by the Fund Manager at its sole discretion upon a 10-day advance written notice to the Company, as long as the total principal amounts remain US$10,690,000.

Section 5.          Consequential Amendments.  Necessary consequential amendments to the Convertible Note Purchase Agreement shall be deemed to be made to account for the fact that two Closings rather than one single Closing are to occur pursuant to the Convertible Note Purchase Agreement.

Section 6.          Effectiveness.  This Second Amendment shall become effective immediately on the date hereof.

Section 7.          Effect.  Except as expressly amended by this Second Amendment, the Convertible Note Purchase Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Second Amendment.  All references in the Convertible Note Purchase Agreement to “this Agreement” shall be deemed to refer to the Convertible Note Purchase Agreement as amended by this Second Amendment.

Section 8.          Further Assurance.  Each of the undersigned hereby agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary or appropriate to effect this Second Amendment.

Section 9.          Miscellaneous.  Section 7.2 (Governing Law; Dispute Resolution), Sections 7.6 (Notices), 7.8 (Severability), 7.10 (Confidentiality), 7.13 (Headings) and 7.14 (Counterparts) are hereby incorporated into this Second Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date first written above.

Uxin Limited

By:	/s/ Kun Dai
Name: Kun Dai
Title: Director and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date first written above.

PacificBridge Asset Management, acting in its capacity as the fund manager of each of the Purchasers

By:	/s/ DK LEE
Name: DK LEE
Title: CEO